Prospectus Supplement Filed Under Rule 424(b)(3)
                                                             File No. 333-16877

                           THE SPORTS AUTHORITY, INC.

               Prospectus Supplement No. 5 Dated July 3, 1997 to
                       Prospectus Dated December 17, 1996


          This Prospectus Supplement No. 5 provides supplemental information to the Prospectus dated December 17, 1996 (the "Prospectus") covering the resale by the selling securityholders named herein (the "Selling Securityholders") of 5 1/4% Convertible Subordinated Notes due September 15, 2001 (the "Notes") of The Sports Authority, Inc. (the "Company") up to the aggregate principal amount of $149,500,000. In addition, the Prospectus relates to the offering of 4,580,964 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.01 per share (the "Common Stock" and, together with the Notes, the "Securities"), issued or issuable upon conversion of the Notes. A copy of the Prospectus is attached to this Prospectus Supplement No.5 and must be read in conjunction herewith. The following information is hereby added to and deemed to be included in the Prospectus:


                             SELLING SECURITYHOLDERS

          THE TABLE APPEARING UNDER THIS CAPTION IS SUPPLEMENTED AND RESTATED AS
FOLLOWS:

                                                                                             COMMON
                                                                  PRINCIPAL AMOUNT      STOCK OWNED
       NAME OF SELLING                   PRINCIPAL AMOUNT OF      OF NOTES OFFERED         PRIOR TO        COMMON STOCK
       SECURITYHOLDER                            NOTES OWNED                HEREBY      OFFERING(1)    OFFERED HEREBY(2)
       --------------                    -------------------     ----------------      ------------    -----------------

J.P. Morgan Securities Inc.                   $12,485,000          $12,485,000            382,564         382,564
CFW-C, L.P.                                    10,500,000           10,500,000            321,739         321,739
Merrill Lynch Capital Markets P.L.C.            7,680,000            7,680,000            235,329         235,329
Deutsche Morgan Grenfell, Inc.                  7,050,000            7,050,000            216,025         216,025
UBS Securities LLC                              6,800,000            6,800,000            208,364         208,364
Hamilton Partners Limited                       6,100,000            6,100,000            186,915         186,915
Lipper Convertibles, L.P.                       5,150,000            5,150,000            157,805         157,805
Paloma Securities L.L.C.                        5,050,000            5,050,000            154,741         154,741
AIM Charter Fund(3)                             5,000,000            5,000,000            153,209         153,209
J.P. Morgan/Whitefriars Inc.                    5,000,000            5,000,000            153,209         153,209
The TCW Group, Inc.(4)                          4,855,000            4,855,000            148,766         148,766
SMM Co. BV                                      4,850,000            4,850,000            148,613         148,613
Merrill Lynch, Pierce, Fenner &
  Smith Incorporated                            4,730,000            4,730,000            144,936         144,936
Goldman, Sachs & Co. (5)                        4,765,000            4,765,000            146,008         146,008
Tour Societe Generale                           4,050,000            4,050,000            124,100         124,100
Lazard Freres & Co.                             3,910,000            3,910,000            119,809         119,809
Lehman Brothers Inc.                            3,750,000            3,750,000            114,907         114,907
BT Holdings Corporation                         3,650,000            3,650,000            111,842         111,842
PaineWebber Inc.(6)                             3,590,000            3,590,000            110,004         110,004
OCM Convertible Trust                           3,545,000            3,545,000            108,625         108,625
Oppenheimer Total Return Fund, Inc.             3,000,000            3,000,000             91,925          91,925
State of Connecticut Combined
   Investment Funds                             2,690,000            2,690,000             82,426          82,426
Delta Air Lines Master Trust                    2,470,000            2,470,000             75,685          75,685






Argent Classic Convertible Arbitrage
   Fund L.P.                                    2,000,000            2,000,000             61,283          61,283
Strong Total Return Fund, Inc.                  2,000,000            2,000,000             61,283          61,283
Vanguard Convertible Securities
   Fund, Inc.                                   1,720,000            1,720,000             52,704          52,704
Lincoln National Life Insurance
   Company                                      1,500,000            1,500,000             45,962          45,962
Credit Suisse First Boston Corp.                1,390,000            1,390,000             42,592          42,592
Montgomery Securities                           1,250,000            1,250,000             38,302          38,302
Teachers Retirement System of Texas             1,250,000            1,250,000             38,302          38,302
Ramius Fund, L.P.                               1,125,000            1,125,000             34,472          34,472
Massachusetts Mutual Life
  Insurance Company                             1,080,000            1,080,000             33,093          33,093
Argent Classic Convertible
  Arbitrage Fund (Bermuda) L.P.                 1,000,000            1,000,000             30,641          30,641
Lipper Offshore Convertibles, L.P.              1,000,000            1,000,000             30,641          30,641
State Employees' Retirement Fund of
   the State of Delaware                          920,000              920,000             28,190          28,190
Hughes Aircraft Company Master
   Retirement Trust                               905,000              905,000             27,730          27,730
Palladin Partners, L.P.                           860,000              860,000             26,352          26,352
Northern Income Equity Fund                       750,000              750,000             22,981          22,981
Colonial Penn Insurance Company                   725,000              725,000             22,215          22,215
Colonial Penn Life Insurance
   Company                                        725,000              725,000             22,215          22,215
Gleneagles Fund, Ltd.                             685,000              685,000             20,989          20,989
McMahan Securities Co. L.P.                       650,000              650,000             19,917          19,917
Gershon Partners, L.P.                            505,000              505,000             15,474          15,474
Atlas Growth & Income Fund(7)                     500,000              500,000             15,320          15,320
Pacific Mutual Life Insurance
   Company                                        500,000              500,000             15,320          15,320
Salomon Brothers International
   Limited(8)                                     450,000              450,000             13,788          13,788
MassMutual High Yield
   Partners LLC                                   430,000              430,000             13,176          13,176
AIM V.I. Growth and Income
   Fund(9)                                        400,000              400,000             12,256          12,256
Goldman Sachs & Co. Bank,
   Zurich(10)                                     300,000              300,000              9,192           9,192
MassMutual Corporate Value
   Partners Limited                               280,000              280,000              8,579           8,579
OCM Convertible Limited
   Partnership                                    250,000              250,000              7,660           7,660
Sage Capital(11)                                  175,000              175,000              5,362           5,362
Robertson Stephens & Co., LLP                     155,000              155,000              4,749           4,749
MassMutual Corporate Investors                    140,000              140,000              4,289           4,289
MassMutual Participation Investors                 70,000               70,000              2,144           2,144
Partner Reinsurance Company Ltd.                   45,000               45,000              1,378           1,378
                                            -------------         ------------          ---------       ---------
         Subtotal                           $ 146,405,000         $146,405,000          4,486,097       4,486,097

Unnamed Securityholders or any              $   3,095,000         $  3,095,000             94,836          94,836
future transferees, pledges, donees or
successors of or from any such
unnamed Securityholder(12)(13)

         Total                              $ 149,500,000         $149,500,000          4,580,933       4,580,933
                                            =============         ============          =========       =========

----------------------
(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial Conversion Rate (as defined herein). The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial Conversion Rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon Conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes-- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(3)      AIM Charter Fund is a series of AIM Equity Funds, Inc.

(4) The TCW Group, Inc. holds such Notes under management for various entities.

(5) Goldman, Sachs & Co. was the initial purchaser of the Notes and has served as managing underwriter for public offerings of the Common Stock made in October 1995 and November 1994.

(6) PaineWebber Inc. has provided to the Company investment banking and/or advisory services for which the Company paid customary fees. PaineWebber Inc. may provide such services in the future.

(7)      Atlas Growth & Income Fund is a series of Atlas Assets, Inc.

(8) Salomon Brothers International Limited served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994. Salomon Brothers International Limited is an affiliate of Salomon Brothers Inc. which served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994.

(9) AIM V.I. Growth and Income Fund is a series of AIM Variable Insurance Funds, Inc.

(10) Goldman Sachs & Co. Bank, Zurich is an affiliate of Goldman, Sachs & Co. Goldman, Sachs & Co. was the initial purchaser of the Notes and has served as managing underwriter for public offerings of the Common Stock made in October 1995 and November 1994.

(11)     Sage Capital holds such notes under management for various entities.

(12) No such holder may offer Notes pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(13) Assumes that the unnamed Securityholders or any future transferees, pledgees, donees or successors of or from any such unnamed Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial Conversion Rate.